Exhibit 10.14
Dec 6, 2020

Re: Offer Letter

Dear Christen Romero,

On behalf of Xos, Inc. (the “Company”), I am pleased to offer you employment with XOS, Inc. in the position of Senior Commercial Counsel, starting on December 7, 2020. In that position, you will report to Dakota Semler.

During your employment, you will be paid a base salary at the annual rate of $50,000. Your compensation will be paid in regular installments in accordance with the Company’s regular payroll process, and subject to applicable tax and other withholdings. As an exempt employee, you will not be eligible for any overtime pay. This position is a full-time regular salary will be prorated on a 40-hour work week. In the pay period after the closing of a Series “A” financing transaction, your annual rate will be increased to $100,000.

Offer Details:

Title:         Senior Commercial Counsel

Office:         North Hollywood, CA

Annual Salary:     $50,000

Benefits:     100% of employee health, dental, vision, life coverage through XOS policy, we also offer 25% of up to one dependent’s coverage.

Equity:         200,000 units, 4-year vest, 1-year cliff

Start Date:         Starting December 7th, 2020

At-Will Employment:

Your employment with the Company is “at will”, and thus you or Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Additional Agreements:

As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that all times during your employment (and afterwards as applicable), you will be bound, and will fully comply with these additional agreements.

Contingencies:

This offer is contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Additional Terms and Conditions of Offer:

Entire Agreement:

This employment agreement, along with the Confidentiality Agreement, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in agreement. This employment agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

This offer of employment will expire December 11, 2020 at 5:00 pm.

Christen, we are excited by the prospect of you joining the Company.

Sincerely,

Xos, Inc.

By:    /s/ Dakota Semler
Name:    Dakota Semler
Title:    CEO

* * * ** ** ** * ** ** ** ** * ** ** ** ** * ** ** * *

I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.

By:    /s/ Christen Romero
Christen Romero
Dated: 12/11/2020